Windstream Mailstop B1F03-71A 4001 Rodney Parham Road Little Rock, Arkansas 72212 Kristi M. Moody SVP, General Counsel and Corporate Secretary 501.748.5890 Email: Kristi.Moody@windstream.com

December 7, 2017

VIA EMAIL and FEDERAL EXPRESS Mr. Dennis Prieto Aurelius Capital Management, LP 535 Madison Avenue New York, NY 10022

Re:	Invalid Notice of Acceleration of 6 3/8% Senior Notes due 2023 to Windstream Services, LLC (“Windstream”)

Dear Mr. Prieto:

I write in response to a “notice of acceleration” addressed to Windstream that Aurelius Capital Master Ltd. (“Aurelius”) apparently publicly released via Reorg Research this morning that purports to declare the 6 3/8% Senior Notes due 2023 (the “6 3/8% Notes”), to be immediately due and payable (the “Notice”).

The Notice is baseless and of no effect.  No Event of Default has occurred, or is occurring, under the indenture governing the 6 3/8% Senior Notes (the “Indenture”), because the alleged defaults referenced in the Notice of Acceleration (and set forth in Aurelius’s September 21, 2017 notice of default) are without merit.

Furthermore, all such alleged defaults have been validly waived by holders representing a majority of the outstanding aggregate principal amount of the 6 3/8% Notes, which waivers are now effective and operative and, as such, are binding on all holders of the 6 3/8% Notes, including Aurelius. Specifically, on November 6, 2017, the Company, the co-issuer, the guarantors, and the trustee under the Indenture executed a supplemental indenture giving effect to the waivers (the “Supplemental Indenture”).  The Supplemental Indenture provides, among other things, that the “definition of ‘Sale and Leaseback Transaction’ in the Indenture shall be amended by adding the following underlined text: . . . . for the avoidance of doubt, each Transaction, any series of Transactions or the Transactions as a whole, including the entry into and performance of the Master Lease, shall not constitute a Sale and Leaseback Transaction.”  Third Supp. Indenture, Section 1.02(b).

For each of the above reasons—the alleged defaults are meritless, the waiver by a majority of holders of the defaults alleged in the Notice, and the execution of the Supplemental Indenture—the Notice is invalid and has no force or effect.

Windstream reserves all rights.

Sincerely,

Kristi Moody

cc:          U.S. Bank National Association, as Indenture Trustee
Two Midtown Plaza
1349 West Peachtree Street, Suite I 050
Atlanta, Georgia 30309
Facsimile:  404.898.8844

Arthur H. Aufses
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
via email only: aaufses@kramerlevin.com
Counsel for Aurelius Capital Master, Ltd.

Aaron Marks, Kirkland & Ellis LLP (via email only)
Richard U.S. Howell, Kirkland & Ellis LLP (via email only)
Counsel for Windstream Services, LLC